From the desk of:

Rory J. Cutaia

Chairman & CEO

M E M O R A N D U M

July 10, 2019

Dear Verb stockholders, team members, friends & colleagues,

Our Company, your Company, is on a mission to create and lead a new market, a new business sector, with new technology, that challenges the status quo. We have refused to accept anything less than the success we have all earned and continue to earn, and we have never wavered in our quest to achieve our shared goals and objectives, and we never will.

Our journey has not been without its challenges and set-backs – all of which we’ve overcome – nor has it been without its opportunities, which we have embraced. Today, we learned about the most recent challenge, a lawsuit styled as a purported class-action alleging that we, and I in particular, mischaracterized, or otherwise made misleading statements about our relationship with Oracle NetSuite. Nothing could be further from the truth.

As you know, we have made transparency a hallmark of our communications, going much further than most other companies in keeping stockholders informed about the Company’s progress and challenges, all while remaining inside the bounds of SEC disclosure rules. I truly believe that our stockholders are our co-owners and I have strived to treat them as such, with the level of respect and open communication I believe they deserve, that you deserve. That will never change.

As we literally clawed our way out of, and off of, a poorly regulated environment that I believe placed severe limitations on our ability to grow our business, to our recent listing on Nasdaq and the new opportunities available to us, we have experienced wild swings in the price of our shares. We don’t control that, though as stockholders ourselves, we are affected by it. As many of you know, I have personally invested meaningful sums in the Company. I have never sold a single share. When the price of our shares was on a downturn last year, I purchased almost $600,000 more of our shares from my accrued, but unpaid, salary only to see the share price drop further. I did so in order to help clean-up the Company’s balance sheet by removing accrued debt because I believed it to be in the best interests of the Company and our stockholders and because I believe in the Company, our prospects, our team, and my own ability to execute our shared vision.

In response to those who believe we should focus our time and energy on building the price of the stock, I say we are focusing our time and energy on building a company. And to that end, I’m proud to say that what we have accomplished over the past 18 months has been nothing short of extraordinary. We assembled a world-class management team, Board of Directors and Advisory Board and we developed and refined a new way of communicating and tracking communications – through interactive video.

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By combining our technology with that of Sound Concepts, the company we acquired while simultaneously closing a $20M equity raise with participation from over 40 institutional investors, as well as completing an uplist to Nasdaq, we now have a leading SaaS application, providing us with the opportunity to dominate the enormous direct sales industry. In Q-1 2019, on a combined basis, we grew SaaS revenue 40% over Q-4 2018, finishing Q-1 with approximately $4M; placing us on an annual revenue run-rate of $16M.

Throughout that entire process, and over the course of the last 18 months, we had more than our share of naysayers with their own agendas saying we’d never complete the Sound Concepts acquisition, we’d never close the $20M equity raise, and we’d never uplist to Nasdaq, among other things they said we’d never be able to do. As I said then and as I say now, don’t underestimate my resolve or the resolve of the Company.

But we’ve also had more than our share of loyal, dedicated supporters, to whom we remain very grateful.

The lawsuit, as I mentioned above, is just the latest challenge we face and will overcome. While to the uninformed and inexperienced, it may seem daunting, and that’s what they want you to think and feel, the allegations are entirely without merit, belied by the facts and documents, and we will vigorously defend it.

We are now experiencing the greatest growth in the history of the Company, our value-creation opportunity has never been stronger, nor has the strength of our team that continues to execute our plans and objectives with ferocity and ever-increasing velocity.

As you have come to expect from us, we will keep you informed about this meritless lawsuit, as well as all other things happening at Verb, as we continue to build a world-class, industry-leading company, the success of which, every single one of us can be proud to have played a part.

Best regards,

Rory J. Cutaia, CEO

344 Hauser Blvd. Suite 414 Los Angeles CA 90036 | www.myVerb.com | 855 250-2300